Calculation of Filing Fee Tables
S-8
Transocean Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Shares, par value $.10 per share	Other	16,000,000	$ 2.79	$ 44,640,000.00	0.0001531	$ 6,834.38
Total Offering Amounts:						$ 44,640,000.00		$ 6,834.38
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,834.38
Offering Note
[1]	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low prices of shares of Transocean Ltd. as reported on the New York Stock Exchange on August 1, 2025, which is within five business days of this filing. Pursuant to Rule 416 of the Securities Act, this Registration Statement is deemed to include additional shares issuable pursuant to the adjustment provisions of the Amended and Restated Transocean Ltd. 2015 Long Term Incentive Plan by reason of any share dividend, split, recapitalization or other similar transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A